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                                                                      EXHIBIT 11


                          WASHINGTON GAS LIGHT COMPANY

              Computation of Earnings Per Average Share of Common
                  Stock Assuming Full Dilution from Conversion
              of the $4.60 and $4.36 Convertible Preferred Series

                                  (Unaudited)



                                                          For the Three Months Ended           For the Six Months Ended
                                                     ----------------------------------   ----------------------------------
                                                      March 31, 1995    March 31, 1994     March 31, 1995    March 31, 1994
                                                     ---------------    ---------------   --------------    ----------------
                                                                     (Thousands, except per share data)

Net income                                           $       53,438     $        54,958   $       81,164    $         85,210


Dividends on preferred
 stock (excluding
 dividends on convertible
 preferred stock)                                               330                 330              660                 660
                                                     --------------     ---------------   --------------    ----------------

Net income applicable
 to common stock                         (1)         $       53,108     $        54,628   $       80,504    $         84,550
                                                     ==============     ===============   ==============    ================



Average common shares
 outstanding on a fully
 diluted basis assuming
 the conversion of the
 outstanding shares of
 the $4.60 and $4.36
 convertible preferred
 stock as of the beginning
 of each period based on
 the applicable conversion
 price                                   (2)                 21,265              20,889           21,207              20,848
                                                     ==============     ===============   ==============    ================


Earnings per average
 share of common stock
 assuming full dilution               (1) / (2)      $         2.50     $          2.62   $         3.80    $           4.06
                                                     ==============     ===============   ==============    ================



===============
Note:

 These calculations are submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because no dilution results.





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